MEMORANDUM OF AGREEMENT (hereinafter referred to as the "AGREEMENT"), entered into on this 8th day of December, 1997, to take effect from December 1, 1997, by and between Dr. Arshavir Gundjian, whose address is 12450 Albert Prevost, St. Laurent, Quebec, (hereinafter called "DR. G."), and Nocopi Technologies Inc., having its principal offices at Sugartown Square, 230 Sugartown Road, Suite 100, Wayne, Pennsylvania, (hereinafter called "NOCOPI")

     NOCOPI desires to continue to employ, retain and make secure for itself the experience and outstanding abilities of DR. G. as its Senior Vice-President of Technology and of Technical Sales for the period commencing December 1, 1997 to at least December 3l, l998.

     DR. G. understands that, in its business, NOCOPI has developed and uses commercially valuable technical and nontechnical information in the various existing and projected fields of NOCOPI's business and, to guard the legitimate interest of NOCOPI, it is necessary for NOCOPI to protect certain of the information as confidential and/or as a trade secret, either by means of a patent, copyright, and/or other methods recognized as being legally protective of the interests of NOCOPI.

     DR. G. understands that all such information is vital to the success of NOCOPI's business, and that through DR. G's employment by NOCOPI, DR. G. may become acquainted with that information, and may contribute to that information through inventions, discoveries, improvements or in some other manner.

     DR. G. understands that all such information, inventions, discoveries, improvements, and other results of DR. G's employment by NOCOPI are the exclusive property of NOCOPI and may be protected by NOCOPI as NOCOPI deems appropriate.

     THEREFORE, in consideration of DR. G's employment or continued employment by NOCOPI ("Employment"), and of the mutual promises in this Agreement, DR. G. and NOCOPI agree as follows:

1.   Employment

     1.1 The scope of the Employment shall be to perform the duties of Senior Vice-President of Technology and of Technical Sales of NOCOPI.

     1.2 The Employment shall also specifically include, but not be limited to, the reasonable provision of documentation and annotation for any products or information resulting, in whole or in part, from the Employment ("Dr. G's Output") that is deemed adequate by NOCOPI for NOCOPI to continue to productively utilize DR. G's Output subsequent to the termination of the Employment, for any reason whatsoever.


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     1.3  DR. G. shall devote the whole of his time, attention and ability to the business and affairs of NOCOPI during the EMPLOYMENT TERM as defined in Clause 2.2 hereof. For purposes hereof, the whole of DR. G's time and attention shall mean 9:00 a.m. Monday to 5:00 p.m. Thursday inclusive of each week during the term hereof plus every other Friday until 5:00 p.m. DR. G. understands and agrees that whilst most of his time will be spent in Montreal or at either of NOCOPI'S premises in Pennsylvania, he will spend, if requested by the President of NOCOPI, time in Europe working for Euro-Nocopi S.A., such periods will not exceed five (5) working days per trip, unless previously agreed to by DR. G.

     1.4 DR. G. may take vacations provided the duration is in keeping with the policy in effect from time to time for Senior Executives of NOCOPI, and provided further that the specific times are agreed to by the President of NOCOPI, who shall act reasonably in meeting any determination.


2.   Term and Consultancy Periods

     2.1  NOCOPI shall employ DR. G. from December 1, 1997 to December 31, 1998.

     2.2 NOCOPI shall have the option to renew DR. G.'s employment for two successive periods of one year from January 1, 1999 and January 1, 2000, respectively, upon the same terms and conditions contained herein, provided that NOCOPI shall give DR. G. notice of its intention to exercise each or both of such options, no later than October 1, 1998 and October 1, 1999, as the case may be. (Each of the terms or all of them collectively referred to in Clauses 2.1 and 2.2, shall hereinafter be referred to as the "EMPLOYMENT TERM").

     2.3 Should NOCOPI not exercise the first or both of its aforementioned renewal options, then NOCOPI agrees that it will retain DR. G. as a consultant for each year that NOCOPI has not renewed its option (hereinafter the "FIRST CONSULTANCY PERIOD) at a consultancy fee of Eighty-Two Thousand Five Hundred Dollars ($82,500.00) per annum, provided however that DR. G. devotes ten (10) full working days per month to such consultancy.

     2.4 Following upon the termination of the First CONSULTANCY PERIOD, NOCOPI agrees that it will further retain DR. G. as a consultant for two (2) additional calendar years (hereinafter the "SECOND CONSULTANCY PERIOD") at a consultancy fee of Sixty-two Thousand Five Hundred Dollars ($62,500.00) U.S. per annum provided however that DR. G. devotes seven (7) working days per month to such consultancy. Notwithstanding the


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          foregoing sentence, DR. G. shall have the option to be exercised by him at any time prior to the commencement of each year of the SECOND CONSULTANCY PERIOD (the "DESIGNATED YEAR") of electing not to receive the aforesaid sum of Sixty-two Thousand Five Hundred Dollars ($62,500.00) U.S. but to receive a sum with respect to the DESIGNATED YEAR equal to ten per cent (10%) of the net income of NOCOPI in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) U.S. as determined by the firm of public accountants of NOCOPI in their sole discretion, provided that any amount paid to DR. G. for such excess does not exceed One Hundred Twenty-Five Thousand Dollars ($125,000.00) U.S. in any such year.

3.   Remuneration

     3.1 The monthly base salary payable to DR. G. for his services during the EMPLOYMENT PERIOD shall be Ten Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($10,833.33) U.S. The said monthly base salary shall be payable in accordance with the prevailing NOCOPI pay schedule or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholdings required by law.

     3.2 In addition to DR. G's salary as provided for in clause 3.1 and in addition to any consultancy fee that may be payable pursuant to Clauses 2.3 and 2.4, NOCOPI shall provide DR. G. with a return airline ticket, economy class, to Montreal whenever the President of NOCOPI requires the presence of DR. G. in Wayne, Pennsylvania.

     3.3 Whenever DR. G. has been requested by the President of NOCOPI to be present in Wayne, Pennsylvania, NOCOPI shall also provide DR. G. during his employment and/or consultancy as herein set out, with lodging in or near Wayne, Pennsylvania.

     3.4 NOCOPI and DR. G. acknowledge that as of the date of signing this agreement, DR. G's salary as well as other salaries being paid to personnel of NOCOPI are being disbursed at reduced rates because of cash flow constraints of NOCOPI. NOCOPI and DR. G. agree that if and when NOCOPI's cash flow from operations is positive for two consecutive quarters, that DR. G's salary shall revert to the rate of One Hundred Sixty-five Thousand Dollars ($165,000.00) U.S. per annum or Thirteen Thousand Seven Hundred and Fifty dollars ($13,750.00) U.S. per month as and from the first day of the month next following the last day of the second consecutive quarter of positive cash flow. In addition to such salary augmentation, NOCOPI will pay to DR. G. commencing in the month next following the last day of the second consecutive quarter of positive cash flow, the amount of Eight Hundred Dollars ($800.00) U.S. per month for supplemental automobile car expenses. This amount should be in addition to the amount stipulated in clause 5 hereof.

4.   Bonus Adjustment

     4.1 In addition to the remuneration provided for in clauses 2.3, 2.4 and 3 hereof, Dr. G. will receive:

          4.1.1. In addition to the salary provided for in clause 3.1, DR. G. shall receive a sum, with respect to any fiscal year of the COMPANY during the Employment Term, in which the net income of the COMPANY before taxes and as determined solely by the firm of public accountants of NOCOPI shall exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) U.S., equal to ten percent (10%) of such excess, provided however that the amount of any such additional sum shall not exceed One Hundred Sixty-five Thousand Dollars ($165,000.00) U.S. in any fiscal year.

          4.1.2 In addition to the consultancy fee set out in clause 2.3 hereof for the FIRST CONSULTANCY PERIOD, DR. G. shall receive a sum with respect to any fiscal year of NOCOPI during the FIRST CONSULTANCY PERIOD in which the net income of NOCOPI before taxes as determined solely by the firm of public accountants of NOCOPI shall exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) U.S. equal to five percent (5%) of such excess, provided however that the amount of any such excess sum does not exceed Eighty-two Thousand Five Hundred Dollars ($82,500.00) U.S.

     4.2 Any amounts due to DR. G. by virtue of this Article 4 shall be paid to him by NOCOPI within sixty days of the public release of the relevant financial statement.

5.   Automobile

     5.1 As an automobile allowance and in lieu of all other car expenses other than as provided below in Clause 5.2, NOCOPI shall pay to DR. G. the amount of Eight Hundred Thirty-three Dollars and Thirty-three cents ($833.33) U.S. per month.

     5.2 NOCOPI shall reimburse DR. G. the costs of a rental vehicle and any corresponding gas and oil expenses whilst DR. G. is carrying out his duties in Wayne, Pennsylvania provided that DR. G. shall have provided


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          NOCOPI with all invoices or statements in respect of which he seeks reimbursement.

6.   Expenses

     DR. G. shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by him from time to time in connection with carrying out his duties hereunder. For all such expenses, DR. G. shall furnish to NOCOPI originals of all invoices or statements in respect of which he seeks reimbursement.


7.   Termination

     7.1  For Cause

          NOCOPI may terminate the employment of DR. G. without notice or any payment in lieu of notice for any cause which, according to the laws of the State of Pennsylvania, shall be deemed just and sufficient cause and, without limiting the generality of the foregoing, shall include:

          7.1.1 if DR. G. is convicted of a criminal offence involving fraud or dishonesty;

          7.1.2 if DR. G. or any member of his family makes any personal profit arising out of or in connection with a transaction to which NOCOPI is a party or with which it is associated without making disclosure to and obtaining the prior written consent of NOCOPI;

     7.2  For Disability/Death

          This Agreement may be immediately terminated by NOCOPI by notice to DR. G. if DR. G. becomes permanently disabled. DR. G. shall be deemed to have become permanently disabled if during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of DR. G., he has been continuously unable or unwilling or has failed to perform his duties for thirty (30) consecutive days, or if, during the employment period he has been unable or unwilling or has failed to perform his duties for a total of forty-five (45), consecutive or not.

          This Agreement shall terminate without notice upon the death of DR. G.

8.   Severance Payments

     8.1 Upon termination of DR. G's employment: (i) for cause; or (ii) by the voluntary termination of consultancy or employment of DR. G.; DR. G. shall not be entitled to any severance payment other than the base salary referred to in Clause 3.1 earned by him before the date of termination calculated pro rata up to and including the date of termination, together with any amount to which he is entitled under any applicable legislation.

     8.2 If DR. G's employment is terminated as a result of his permanent disability or death, DR. G. or his estate, as applicable, shall be entitled to receive, within thirty (30) days of the date of such termination, the balance of the base salary that would otherwise be paid to him during the remainder of the term of this Agreement. DR. G. agrees to reasonably comply with all requirements necessary for NOCOPI to obtain life insurance for the term of this Agreement.

     8.3 For the purposes of this clause 8, whenever a payment is to be determined with reference to the remaining term of this Agreement, if less than three (3) months remain in the term of this Agreement, the "remaining term of this Agreement" shall include the remainder of the then existing term of this Agreement plus the renewal period.

9.   Ownership

     9.1 DR. G. acknowledges and agrees that NOCOPI is the sole and exclusive owner of all rights and remedies in and to certain confidential ideas and trade secrets concerning the operation of NOCOPI ("Trade Secret Information", which shall include information whether or not developed by DR. G. and shall further include all such research and development work, procedures, formulae, proposals, vendors' and suppliers' identities and such further information as is generally considered to be confidential according to the laws of Pennsylvania and the United States), all of DR. G's Output, and all products or information derived or to be derived from DR. G's Output, regardless of whether such Trade Secret Information or DR. G's Output is subject to patent, copyright, or other protection.

     9.2 In the event that the Trade Secret Information or DR. G's Output is or becomes the subject of a patent application, patent, copyright, or other rights under the laws of the United States or any other country, DR. G. agrees and understands that NOCOPI shall have all the rights and remedies available to NOCOPI under the law as a result of such patent applications, patents, copyrights, or other rights.

     9.3 Both parties understand that this Agreement does not constitute a license to use the Trade Secret Information or DR. G's Output other than as specified herein during the Employment.

10.  Confidentiality and Non-Disclosure

     10.1 DR. G. acknowledges that during the Employment, he has had and/or shall have access to and has become and/or shall or may become aware of Trade Secret Information. DR. G. agrees to hold in confidence all Trade Secret Information disclosed to him or developed by him in connection with the Employment, either in writing, verbally or as a result of the Employment except:

          10.1.1 information which, at the time of disclosure, is in the public domain or which, after disclosure, becomes part of the public domain by publication or otherwise through no action or fault of DR. G.; or

          10.1.2 information which DR. G. can show is in his possession at the time of disclosure and was not acquired, directly or indirectly, from NOCOPI; or

          10.1.3 information which was received by DR. G. from a third party having the legal right to transmit that information.

     10.2 DR. G. shall not, without the written permission of NOCOPI, use the Trade Secret Information which he is obligated hereunder to maintain in confidence for any reason other than to enable him to properly and completely perform the Employment.

     10.3 DR. G. shall not reproduce or make copies of the Trade Secret Information or DR. G's Output, except as required in the performance of the Employment. Upon termination of the Employment for any reason whatsoever, DR. G. shall promptly deliver to NOCOPI all correspondence, drawings, blue prints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, documents concerning NOCOPI's customers/clients, documents concerning products or processes used by NOCOPI and all other documents, writings, and materials utilized by NOCOPI, together with any copies or other reproductions thereof made by DR. G. or in the possession or control of DR. G. DR. G. understands that all such records, whether developed by him or others, are and shall remain the property of NOCOPI.

     10.4 Except as may be required by the Employment, DR. G. shall not, during or at any time subsequent to the Employment, unless NOCOPI has given prior written consent, disclose or use the Trade Secret Information or engage in or refrain from any action, where such action or inaction may result (a) in the unauthorized disclosure of any or all such trade secrets to any person or entity; or (b) in the infringement of any or all such rights.


11.  Non-Competition

     11.1 DR. G. shall not, subject to clause 11.2, during the Employment and after the termination of the Employment for any reason whatsoever, directly or indirectly,

          11.1.1 solicit the trade or patronage of any of the customers/clients or prospective customers/clients of NOCOPI, with respect to any of the services, products, trade secrets or other matters of NOCOPI; and

          11.1.2 found, work for, consult to, or assist in any way, whether in a paid or unpaid capacity, any individual, partnership, company or other business entity which competes with NOCOPI.

     11.2 These restrictions set out in clause 11.1 shall last for a period of three (3) years and shall cover the geographic area of the world.


12.  Copyright

     DR. G. hereby agrees that he is an "employee-for-hire" as defined by the laws of the United States regarding copyrights. All works resulting from the Employment are "works made for hire" as defined by the laws of the United States regarding copyrights.


13.  Patent

     DR. G. shall promptly disclose to NOCOPI, in writing if requested, any and all inventions, discoveries and improvements conceived or made by DR. G. during his prior years of association with NOCOPI as well as during the period of Employment and related to the business or activities of NOCOPI. DR. G. shall assign and hereby agrees to sign all of his interests therein to NOCOPI or its nominee. DR. G. shall execute, whenever NOCOPI requests him to do so, any and all applications, assignments or other instruments which NOCOPI shall deem necessary to apply for and attain Letters Patent of the United States or any foreign country or to protect otherwise NOCOPI's interests therein. These obligations shall continue beyond the termination of DR. G's employment with respect to inventions, discoveries and improvements conceived or made by him during the period of Employment and shall be binding upon his assigns, executors, administrators and other legal representatives.


14.  Patent, Trademark and Copyright Notices

     DR. G. agrees to place all appropriate notices of patent rights, trade mark rights and copyrights on all works resulting from the Employment. NOCOPI shall provide DR. G. with the form and substance of such notices.


15.  Indemnification

     15.1 DR. G. understands that if he knowingly fails to perform as specified in this Agreement, he may be subject to legal action by NOCOPI.

     15.2 DR. G. shall indemnify NOCOPI from and against any loss, damage or injury NOCOPI shall suffer as a result of any breach of this Agreement by DR. G. insofar as Clauses 7.l and 9 to l4, inclusive, are concerned. Such all encompassing indemnity shall include, but not be limited to, losses, damages, injury or liability that NOCOPI may suffer as a result of DR. G's breach, in any way, of this Agreement. Such damages and injuries that may be awarded to NOCOPI against DR. G. shall be deemed to include all actual, general, special and consequential damages awarded to NOCOPI, its agents, employees or assigns, against any party who benefits, in any way from DR. G's breach of this Agreement, as well as any attorney fees, costs of suits, costs of arbitration, or costs of appeal which may be awarded in any litigation or arbitration instituted by or against NOCOPI to recover monetary compensation for such loss, damage or injury or to obtain injunctive relief from DR. G's failure to perform as specified in this Agreement.

16.  Return of Materials

     All files forms, brochures, books, materials, written correspondence, memoranda, documents, manuals and lists (including lists of customers, suppliers, products and prices) pertaining to the business of NOCOPI or any of its subsidiaries and associates that may come into the possession or control of DR. G. shall at all times remain the property of NOCOPI or such subsidiary or associate, as the case may be. On termination of DR. G's employment for any reason, DR. G. agrees to deliver promptly to NOCOPI all such property of NOCOPI in his possession or directly or indirectly under his control. DR. G. agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of NOCOPI.

17.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

18.  Severability

     If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.


19.  Enforceability

     DR. G. hereby confirms and agrees that the covenants and restrictions pertaining to him contained in this Agreement are reasonable and valid and hereby further acknowledges and agrees that NOCOPI would suffer irreparable injury in the event of any breach by him of his obligations under any such covenant or restriction. Accordingly, DR. G. hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that NOCOPI shall, therefore, be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining DR. G. from any such breach.

20.  No Assignment

     DR. G. may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of NOCOPI.


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


21.  Successors

     This Agreement shall be binding on and enure to the benefit of the successors and assigns of NOCOPI and the heirs, executors, personal legal representatives and permitted assigns of DR. G.


22.  Notices

     Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. Notices shall be addressed as follows:

     IF TO NOCOPI:                          Nocopi Technologies Inc.,
                                            Sugartown Square
                                            230 Sugartown Road,
                                            Suite 100
                                            Wayne, PA 19087

     IF TO DR. G:                           Dr. Arshavir Gundjian
                                            12450 Albert Prevost,
                                            St. Laurent, Quebec
                                            H4K 2A7


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23.  Legal Advice

     DR. G. hereby represents and warrants to NOCOPI and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by NOCOPI from seeking independent legal advise prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written on the dates hereinafter set forth opposite their names.


                                            NOCOPI TECHNOLOGIES INC.



                                            Per:
                                                 ------------------------------
                                                 Richard Check
                                                 Dated:

                                                         "NOCOPI"



                                            -----------------------------------
                                            ARSHAVIR GUNDJIAN
                                            Dated:

                                                         "DR. G."